Exhibit 10.4

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into between Suffolk County National Bank, a New York corporation, (the “Company”) and J. Gordon Huszagh (the “Employee”), (collectively, the “Parties” or individually, a “Party”) dated as of the 30th day of December, 2011.

For good and valuable consideration, to resolve all matters relating to the Employee’s termination of employment and his ceasing to provide services as a director of the Company and any of its affiliated companies and intending to be legally bound, the Company and the Employee agree as follows:

1.	Cessation of Services. This Agreement shall serve as the agreement between the Employee and the Company for the Employee to cease, effective December 30, 2011 (the “Separation Date”), providing services as an officer and director of the Company and as an officer and/or director of any of its affiliated companies. The Employee hereby agrees to execute any and all additional documentation to effectuate such actions upon request by the Company or any of its affiliated companies, but he shall be treated for all purposes as having so ceased to provide services upon termination of his employment, regardless of when or whether he executes any such documentation.

2.	Benefits.

(a) Accrued Benefits. Within 30 days following the Separation Date, the Company shall pay to the Employee any accrued and unpaid base salary through the Separation Date and accrued and unused vacation pay as of such date. In addition, the Company shall reimburse the Employee any unreimbursed business expenses incurred prior to the Separation Date in accordance with the Company’s standard policies.

(b) Severance Benefits. Subject to the occurrence of the Effective Date (as defined below) and the Employee’s ongoing compliance with all of the terms and conditions of this Agreement, the Employee shall be entitled to $190,102.00 (less applicable withholdings) pursuant to the terms of the Company’s Severance Policy payable in a lump sum within ten business days following the Effective Date.

(c) Outstanding Stock Options. All outstanding stock options held by the Employee as of the Separation Date, as set forth on Exhibit A hereto, shall remain outstanding until the earlier of the date that is three months following the Separation Date and the original expiration date of each such stock option. The Employee acknowledges that he has no rights with respect to any equity or equity-based awards other than the stock options listed on Exhibit A.

(d) Full Settlement. The payments and benefits provided under this Section 2 shall be in full satisfaction of the Company’s obligations to the Employee upon his termination of employment, and, subject to the aforesaid, the Employee shall not be entitled to any other payments or benefits (or other damages in respect of a termination or claim for breach of this Agreement) beyond those specified in this Section 2 and except for any benefits that are accrued and vested as of the Separation Date under the Company’s tax-qualified savings plan and non-qualified deferred compensation plan.

3.	Release of Claims by the Employee. (a) In exchange for the severance benefits contained in this Agreement which the Employee acknowledges he is not otherwise entitled to, the Employee for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, the “Employee Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and its subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, representatives, and former and current employees, including without limitation all persons or entities acting by, through, under or in concert with any of them (collectively, the “Company Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, regulation or ordinance, and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, or any other unlawful criterion or circumstance (including, without limitation, under the Equal Pay Act, Section 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act, the Sarbanes-Oxley Act of 2002, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the New York State Human Rights Act, the New York State Executive Law (including its Human Rights Law), the New York State Labor Law, the New York wage and wage-hour laws, the New York City Administrative Code (including its Human Rights Law) or the New York City Human Rights Act), which Employee Releasors had, now have, or may have or claim to have in the future against each or any of the Company Releasees from the beginning of the Employee’s relationship with the Company until the date of the execution of this Agreement relating to the Employee’s employment with the Company and its subsidiaries and affiliates. All claims released by the Employee Releasors pursuant to this Agreement shall collectively be referred to herein as the “Released Employee Claims.” Notwithstanding the foregoing, in no event shall the Released Employee Claims include any claims involving workers’ compensation, unemployment compensation, accrued benefits under an employee benefit plan maintained by the Company or other statutory claims to the extent such statutory claims cannot be waived or released, or any claims for indemnification.

(b) Age Discrimination in Employment Act Waiver. In addition to the release set forth above in Section 3(a), the Employee hereby voluntarily and knowingly waives all rights or claims arising under the Age Discrimination in Employment Act of 1967 against each or any of the Company Releasees or otherwise relating to the Employee’s employment with the Company and its subsidiaries and affiliates. Such waiver does not waive rights or claims which may arise after the date of execution of this Agreement.

Confidential Information; Nondisparagement.

(a) The Employee agrees that he will not, directly or indirectly, at any time disclose to any third party or entity any trade secrets or other proprietary or confidential information pertaining to the Company or any of its affiliates or use such secrets or information without the prior written consent of the Company. The Employee further agrees that he will not disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to the Employee’s spouse, tax advisor, and/or an attorney with whom the Employee chooses to consult regarding the Employee’s consideration of this Agreement provided that the Employee’s spouse, tax advisor and/or attorney agree that they will not disclose any such information and the Employee shall be responsible for any breach of this sentence by such persons.

(b) The Employee shall not make any comments or statements to the press, employees of the Company or its affiliates, any individual or entity with whom the Company has a business relationship or any other person or entity if such comment or statement could reasonably be expected to adversely affect the conduct of the business of the Company or any affiliate of the Company in any manner whatsoever, or any of their respective plans or prospects or the business reputation of the Company or any affiliate of the Company. Nothing in this Agreement is intended to limit or interfere with the Employee providing truthful and complete information to judicial, administrative, governmental, law enforcement or regulatory authorities as may be required by law or subpoena.

4.	Cooperation. The Employee agrees to cooperate with the Company at such reasonable times and places as are mutually convenient for the Parties and as the Company may request in connection with any and all existing or future litigation, charges or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company deems the Employee’s cooperation helpful or necessary. For the purposes of this Section 5, “cooperate” shall mean the Employee shall, make himself reasonably available to the Company or its counsel for interviews, depositions and testimony, as reasonably requested by the Company or its counsel, and shall fully execute truthful statements, declarations or affidavits pertaining to such matters at the request of the Company or its counsel.

5.	Governing Law; Captions. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

6.	Acknowledgment. The Parties hereto have read this Agreement, understand it and voluntarily accept its terms. The Employee acknowledges that: (i) this entire Agreement is written in a manner calculated to be understood by him; (ii) he has been advised by the Company to seek the advice of legal counsel before entering into this Agreement; (iii) he has been provided with a period of twenty-one (21) days in which to consider entering into this Agreement; and (iv) to the extent he executes this Agreement before the expiration of the twenty-one-day period, he does so knowingly and voluntarily and only after consulting his attorney.

7.	Revocation; Effective Date. The Employee may revoke this Agreement in writing within seven (7) days of signing it by sending written notice of revocation to Douglas Ian Shaw, Senior Vice President and Corporate Secretary of the Company. Except with respect to Section 1 of this Agreement, which shall be effective on the Separation Date, this Agreement will not take effect until the date following the expiration of such seven (7) day period without the Employee having revoked this Agreement (such date, the “Effective Date”), and if the Employee revokes this Agreement, its provisions (other than Section 1) shall be null and void and of no further force or effect.

8.	Joint Participation in Preparation of this Agreement. The Parties hereto participated jointly in the negotiation and preparation of this Agreement, and each Party had the opportunity to obtain the advice of legal counsel and to review, comment upon and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against either Party or in favor of any Party. This Agreement shall be construed as if the Parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any either Party and in favor of the other.

9.	Taxes. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, any Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

10.	Entire Agreement. This Agreement supersedes all prior and contemporaneous relationships, agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the subject matter hereof, to the extent they conflict herewith. No amendment, supplement, modification or waiver of this Agreement shall be implied or be binding unless in writing and signed by both Parties as identified as an amendment, supplement, modification or waiver hereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise therein provided.

11.	Counterparts. This Agreement may be executed by the Parties hereto in counterparts, which taken together shall be deemed one original.

[REMAINDER OF AGREEMENT INTENTIONALLY LEFT BLANK]

DELIVERED TO THE EMPLOYEE for his consideration on the date first set forth above.

SUFFOLK COUNTY NATIONAL BANK

By:
Title:

I, J. GORDON HUSZAGH, HAVING READ THE FOREGOING RELEASE AND SETTLEMENT AGREEMENT, UNDERSTANDING ITS CONTENTS AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOICE, DO HEREBY KNOWINGLY AND VOLUNTARILY SIGN THIS AGREEMENT, THEREBY AGREEING TO THE TERMS THEREOF AND WAIVING AND RELEASING MY CLAIMS AS PROVIDED HEREIN, ON DECEMBER 30, 2011.

J. Gordon Huszagh

EXHIBIT A

Number of Options	Exercise Price
2,500	$31.83
2,500	$34.39
5,000	$31.25
5,000	$34.95
5,000	$32.90
3,000	$31.18
3,000	$28.30